UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2007

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification Number)

1700 Lincoln Street

Denver, Colorado 8020

(Address and zip code of principal executive offices)

(303) 863-7414

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2007, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Newmont Mining Corporation (the “Company) approved and the Company entered into an Employment Agreement and a Consulting Agreement with Pierre Lassonde, former President of the Company. The Employment Agreement supersedes all prior agreements with Mr. Lassonde, and provides for his employment from January 1 through April 30, 2007 at a monthly salary of $20,834. Mr. Lassonde is not eligible for performance bonuses or stock options under the terms of the Employment Agreement. The Committee also approved and the Company entered into a Consulting Agreement providing for monthly payments of $20,834. The Consulting Agreement commences on May 1, 2007 and will continue on a year-to-year basis unless terminated earlier by either party. Upon termination of the Consulting Agreement for any reason other than cause, Mr. Lassonde will receive a lump sum payment of $750,000.

On February 7, 2007, Mr. Seymour Schulich notified the Board of Directors of the Company that he would decline to stand for re-election to the Board at the Company’s 2007 Annual Meeting of Stockholders. Mr. Schulich will continue to serve as a consultant to the Company and as non-executive Chairman of Newmont Capital Limited. In accordance with the Company’s bylaws, the Board of Directors decreased the size of the Board from 13 to 12 members, effective as of April 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Sharon E. Thomas
Name:	Sharon E. Thomas
Title:	Vice President and Secretary

Dated: February 12, 2007